Exhibit 99.6

CONSENT OF GREENHILL & CO., LLC

Board of Directors

Actavis plc

1 Grand Canal Square

Docklands

Dublin 2

Ireland

Members of the Board of Directors:

We hereby consent to the inclusion of (i) our opinion letter, dated February 17, 2014, to the Board of Directors of Actavis, plc. (“Actavis”) as Annex B to the joint proxy statement/prospectus included in the Amendment No. 1 to the Registration Statement of Actavis on Form S-4 (the “Registration Statement”) relating to the proposed transactions involving Actavis and Forest Laboratories, Inc., and (ii) references made to such opinion in the Registration Statement under the captions entitled “SUMMARY—Opinion of Actavis’ Financial Advisor,” “THE MERGERS— Background of the Transaction,” “THE MERGERS—Recommendation of the Actavis Board of Directors and Actavis’ Reasons for the Mergers” and “THE MERGERS—Opinion of Actavis’ Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

GREENHILL & CO., LLC

By:	/s/ Ashish K. Contractor
Name: Ashish K. Contractor
Title: Managing Director

New York, New York

May 2, 2014